QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.113

ELEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

        THIS ELEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of August 21, 2008, by and among COMMERCE ENERGY, INC., a California corporation ("Borrower"), COMMERCE ENERGY GROUP, INC., a Delaware corporation ("Parent"), the financial institutions from time to time party to the Loan Agreement (as defined below) as lenders (collectively, the "Lenders"), WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), in its capacity as agent (in such capacity, "Agent") for itself and the other Lenders.

WITNESSETH:

        WHEREAS, Borrower, Parent, Agent and Lenders have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated as of June 8, 2006, by and among Borrower, Parent, Agent and Lenders (as the same now exists, is amended hereby and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced the "Loan Agreement") and the other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as all of the same now exist and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements");

        WHEREAS, Borrower and Parent have requested that Agent and Lenders agree to make certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such request, subject to the terms and conditions contained herein; and

        WHEREAS, Borrower, Parent, Agent and Lenders desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.

          (a)    Additional Definitions.    As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

              (i)  "Blocked Amount" shall mean, as of any date of determination, the aggregate amount of cash on deposit in the Blocked Securities Account which Agent, from time to time, instructs Wachovia Securities may not be withdrawn from the Blocked Securities Account without the authorization of Agent.

             (ii)  "Eleventh Amendment" shall mean the Eleventh Amendment to Loan and Security Agreement, dated as of August 21, 2008, by and among Borrower, Parent, Agent and Lenders.

            (iii)  "Eligible Amount" shall mean, as of any date of determination, the sum of (A) Eligible Billed Accounts, plus (B) Eligible Unbilled Accounts, plus (C) the Value of the Eligible Inventory, minus (D) Reserves.

            (iv)  "Second Subordinated Note" shall mean the Senior Secured Subordinated Promissory Note to be issued by Borrower and Parent in favor of Subordinated Noteholders pursuant to the Subordinated Note Purchase Agreement in an original principal amount up to the face amount of the Texas State Tax Lien plus all interest and penalties accrued thereon or chargeable with respect thereto.

             (v)  "Subordinated Note Agreements" shall mean, collectively, the Subordinated Notes, the Second Subordinated Note, the Note Purchase Agreement, and all agreements, documents or instruments at any time executed and/or delivered by Borrower or Parent or any other Person with, to or in favor of Subordinated Noteholders in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            (vi)  "Subordinated Note Purchase Agreement" shall mean the Note and Warrant Purchase Agreement , dated as of August 21, 2008, by and among Subordinated Noteholders, Borrower and Parent, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

           (vii)  "Subordinated Noteholder Intercreditor Agreement" shall mean the Lien Priority and Intercreditor Agreement, dated as of August 21, 2008, by and among Agent and Subordinated Noteholders, as acknowledged by Borrower and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          (viii)  "Subordinated Noteholders" shall mean, collectively, Platinum AP Finance, LLC and any other purchaser of any Subordinated Note, together with their successors and assigns.

            (ix)  "Subordinated Notes" shall mean the 12% Senior Secured Convertible Notes, dated as of August 21, 2008, made by Parent and Borrower in favor of Subordinated Noteholders, in the original principal amount of $20,931,579 and any other Subordinated Note sold by Parent or Borrower pursuant to the Subordinated Note Purchase Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

             (x)  "Texas State Tax Lien" shall mean the Texas State Tax Lien, in the amount of $2,039,468.48, filed against Borrower with the county clerk of Dallas County, Texas on July 10, 2008.

            (xi)  "Texas State Tax Lien Default" shall mean the Event of Default arising as a result of the Texas State Tax Lien.

          (b)    Interpretation.    For purposes of this Amendment, unless otherwise defined herein, all capitalized terms used herein which are defined in the Loan Agreement shall have the respective meanings ascribed to such terms in the Loan Agreement.

        2.    Waiver of Existing Defaults.

          (a)   Subject to the terms and conditions of this Amendment, Agent and Lenders hereby waive any and all Events of Default arising prior to the date of this Amendment, including the Events of Default listed on Exhibit A hereto (collectively, the "Existing Defaults"); provided, that, Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving any Default and/or Event of Default which may arise or occur after the date hereof, whether the same or similar to the Existing Defaults.

          (b)   The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Default and/or Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent and Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

        3.    Reserve.    Notwithstanding the waiver of the Texas State Tax Lien Default as set forth in this Amendment, and in addition to the rights of Agent to establish and maintain Reserves in accordance with the terms and conditions of the Loan Agreement, at all times prior to the receipt by Agent of evidence, in form and substance satisfactory to Agent, that the Texas State Tax Lien has been released and all of the Indebtedness evidenced thereby satisfied and paid in full, Agent may, in its discretion, establish and maintain a Reserve in an amount equal to the Texas State Tax Lien plus all interest, penalties, fees, expenses and costs accrued and accruing thereon and/or chargeable with respect thereto as determined by Agent.

        4.    Amendments.

          (a)    Borrowing Base.    Section 1.11 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "1.11 'Borrowing Base' shall mean, at any time, the difference of (a) the lesser of (i) the sum of all collections received on the Accounts of Borrower during the immediately preceding thirty (30) days, or (ii) the sum of (A) eighty-five (85%) percent of the Eligible Billed Accounts, plus (B) the lesser of $12,000,000 or sixty-five (65%) percent of the Eligible Unbilled Accounts, plus (C) the lesser of the Inventory Loan Limit or seventy (70%) percent multiplied by the Value of the Eligible Inventory, minus (b) Reserves."

          (b)    Encumbrances.    Section 9.8 of the Loan Agreement is hereby amended by adding the following new clause (k) to the end thereof:

            "(k) liens and security interests in favor of Subordinated Lender on the assets and properties of Borrower Parent pursuant to the Subordinated Note Agreements as in effect as of the date of the Eleventh Amendment; provided, that, such liens and security interests shall at all time be (i) junior in priority to the liens and security interests in favor of Agent and Lenders and (ii) subject to the terms and conditions of the Subordinated Noteholder Intercreditor Agreement."

          (c)    Indebtedness.    Section 9.9 of the Loan Agreement is hereby amended by adding the following new clause (h) to the end thereof:

            "(h) Indebtedness of Parent and Borrower to Subordinated Noteholders evidenced by the Subordinated Note Agreements (as in effect on the date of the Eleventh Amendment); provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $20,931,579, plus the amount of the Second Subordinated Note, plus any principal arising from after the date hereof pursuant to the payment of non-cash interest by incurring additional Indebtedness having substantially the same terms, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, and the interest thereon shall not exceed the rate provided for in the Subordinated Notes as in effect on the date of the Eleventh Amendment, (ii) Agent shall have received true, correct and complete copies of all of the Subordinated Note Agreements, as duly authorized, executed and delivered by the parties thereto, (iii) the Indebtedness evidenced by the Subordinated Note Agreements shall be subject and subordinate in right of payment to the payment and satisfaction in full of all of the Obligations on terms and conditions set forth in the Subordinated Noteholder Intercreditor Agreement, (iv) Parent and Borrower shall not make or be required to make any payments in respect of such Indebtedness whether pursuant to the terms of the Subordinated Note Agreements or otherwise, except pursuant to Section 7 of the Eleventh Amendment or the Subordinated Noteholder Intercreditor Agreement (v) Parent and Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of any of the Subordinated Note Agreements or any agreement, document or instrument related thereto except to the extent permitted by the Subordinated Noteholder Intercreditor

    Agreement, (vi) Parent and Borrower shall furnish to Agent all demands and material notices in connection with such Indebtedness either received by Parent or Borrower or on their behalf, promptly after the receipt thereof, or sent by Parent or Borrower or on their behalf, concurrently with the sending thereof, as the case may be, and (vii) Agent shall have received the Subordinated Noteholder Intercreditor Agreement, duly authorized, executed and delivered by the parties thereto."

          (d)    Fixed Charge Coverage Ratio.    Section 9.17 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "9.17 Intentionally omitted."

          (e)    Excess Availability.    Section 9.17.1 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "9.17.1    Excess Availability.    From and after the date of the Eleventh Amendment, Borrower shall at all times maintain Excess Availability greater than $2,500,000.

          (f)    EBITDA.    Section 9.17.2 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "9.17 Intentionally omitted."

          (g)    Term.    The first and second sentences of Section 13 of the Loan Agreement are hereby deleted in their entirety and the following substituted therefor:

            "This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on December 22, 2008 unless sooner terminated pursuant to the terms hereof; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously."

        5.    Additional Lending.    Notwithstanding anything to the contrary contained in the Loan Agreement, Borrower shall not request, and Agent and Lenders shall not make, any Loans other than during the period commencing on the 20th day of each calendar month (or the next Business Day if such day is not a Business Day) through and including the 5th day of the immediately following calendar month (or the next Business Day if such day is not a Business Day); provided, that, notwithstanding the foregoing or anything to the contrary in the Loan Agreement or any other Financing Agreement, Agent and Lenders shall have no obligation to make to Borrower, and Borrower shall not request from Agent and Lenders, any Loans on and after the earlier to occur of (a) the date of the receipt by Parent and Borrower of net proceeds of at least $8,000,000 from the sale by Parent and Borrower of certain of their assets in a transaction designated by Agent as a trigger sale (the "Trigger Sale") and (b) November 4, 2008 (the earlier to occur of the foregoing clauses (a) and (b) being referred to herein as the "Trigger Date").

        6.    Loan Reduction.

          (a)   At all times on and after the Trigger Date, the aggregate outstanding principal amount of Loans shall be zero (0). The failure of Borrower or Parent to comply with this Section 5 shall immediately constitute an Event of Default under the Loan Agreement and the other Financing Agreements, and shall not be subject to any cure or grace period, including any such cure or grace period under Section 10.1(a) of the Loan Agreement.

          (b)   At all times on and after the Trigger Date, the aggregate outstanding principal amount of Obligations shall not exceed an amount equal to the lesser of (i) the Blocked Amount plus fifty (50%) percent of the Eligible Amount as determined as of the date of the Trigger Date and

  (ii) the Blocked Amount plus fifty (50%) percent of the Eligible Amount as determined as of the date of such determination.

        7.    Trigger Sale.    Borrower and Parent shall effectuate the Trigger Sale, on terms and conditions acceptable to Agent, not later than November 3, 2008.

        8.    Permitted Payment to Subordinated Lenders.    Borrower and Parent shall be permitted to make a payment to Subordinated Lenders from the proceeds of the Trigger Sale, up to an amount not to exceed $5,000,000 (the "Permitted Payment"); provided, that, (i) Borrower and Parent shall have complied with Section 6 of this Amendment, (ii) Borrower and Parent have repaid in full all amounts owing to suppliers or other creditors of the business sold by Borrower and Parent pursuant to the Trigger Sale, (iii) all Letters of Credit opened for the benefit of suppliers or other creditors of the business sold by Borrower and Parent pursuant to the Trigger Sale shall be terminated and returned to Agent, or such Letters of Credit shall be permanently reduced to reflect the Trigger Sale, (iv) as of the date of any such Permitted Payment and after giving effect thereto, the aggregate outstanding principal amount of Obligations shall not exceed an amount equal to the Blocked Amount plus fifty (50%) percent of the Eligible Amount. Agent agrees to consult in good faith with Subordinated Lenders regarding the circumstances under which such Permitted Payment may be increased to an amount not to exceed $10,000,000.

        9.    Updated Forecast.    Borrower and Parent have delivered to Agent a revised Forecast through December 31, 2008, a copy of which is attached as Exhibit B hereto.

        10.    Additional Default.    Borrower and Parent hereby acknowledge, confirm and agree that the failure of Borrower or Parent to comply with the terms and conditions of this Amendment shall constitute an additional Event of Default under the Loan Agreement and the other Financing Agreements.

        11.    Release and Covenant Not to Sue.

          (a)    Release.    In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and Parent, on behalf of itself and its successors, assigns, heirs, executor, administrator and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other parties being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or Parent, or any of their successors, assigns, heirs, executor, administrator or other legal representatives, as the case may be, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, or the other Financing Agreements.

              (i)  Borrower and Parent understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

             (ii)  Borrower and Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

          (b)    Covenant Not to Sue.    Each of Borrower and Parent, on behalf of itself and its successors, assigns, heirs, executor, administrator and other legal representatives, hereby jointly and severally, absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower or Parent pursuant to Section 10(a) above. If Borrower or Parent violates the foregoing covenant, such Borrower or Parent, as the case may be, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

        12.    Agent and Lenders.    Each Lender hereby authorizes and directs Agent, on behalf of Lenders, to enter into, execute, deliver and perform under the Subordinated Noteholder Intercreditor Agreement.

        13.    Amendment Fee.    Borrower shall pay to Agent, for the benefit of Lenders based upon their respective Pro Rate Shares, an amendment fee in an aggregate amount equal to $450,000, payable in installments of $150,000 as of the close of business on September 19, 2008, October 20, 2008 and November 19, 2008 and which shall be fully earned as of each such date.

        14.    Representations, Warranties and Covenants.    In addition to the continuing representations, warranties and covenants at any time made by Borrower and Parent to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, Borrower and Parent hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):

          (a)   this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent, and the agreements and obligations of Borrower and Parent contained herein constitute legal, valid and binding obligations of Borrower and Parent, enforceable in accordance with their respective terms;

          (b)   all of the material representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (c)   as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists or has occurred and is continuing; and

          (d)   on a bi-weekly basis commencing on the second (2nd) Monday immediately following the date hereof, Borrower and Parent shall report to Agent in writing concerning the status of the Texas State Tax Lien, including, without limitation, the status of any proceedings relating to the Texas State Tax Lien and the then current amount of the Texas State Tax Lien inclusive of all interest, fees, penalties, costs and expenses accrued and accruing thereon or chargeable with respect thereto, and any other information relating to the Texas State Tax Lien as Agent may request from time to time.

        15.    Conditions Precedent.    The effectiveness of this Amendment shall be subject to the satisfaction of each of the following conditions:

          (a)   Agent shall have received, in form and substance satisfactory to Agent, an executed copy of an original or executed original counterparts of this Amendment, duly authorized, executed and delivered by Borrower, Parent and Lenders;

          (b)   Agent shall have received all of the Subordinated Note Agreements, each in form and substance satisfactory to Agent;

          (c)   Agent shall have received, in form and substance satisfactory to Lender, evidence, in form and substance satisfactory to Agent, that the net proceeds of the Subordinated Notes have been remitted by Subordinated Noteholders in accordance with the direction letter attached as Exhibit C hereto;

          (d)   Agent shall have received, in form and substance satisfactory to Agent, an executed copy of an original or executed original counterparts of the Suboridnated Noteholder Intercreditor Agreement, duly authorized executed and delivered by Subordinated Lenders; and

        16.    Further Assurances.    Borrower and Parent shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes of this Amendment.

        17.    Governing Law.    The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

        18.    Binding Agreement.    This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

        19.    Effect of this Agreement.    Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements and each provision thereof, including, without limitation, Section 9.18 of the Loan Agreement, are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

        20.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the clay and year first above written.

AGENT		BORROWER
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		COMMERCE ENERGY, INC.
By:	/s/ Carlos Valles	By:	/s/ Gregory L. Craig
Title:	Director	Title:	Chief Executive Officer
LENDERS		PARENT
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		COMMERCE ENERGY GROUP, INC.
By:	/s/ Carlos Valles	By:	/s/ Gregory L. Craig
Title:	Director	Title:	Chief Executive Officer
WELLS FARGO FOOTHILL, LLC
By:	/s/ Rina Shinoda
Title:	Vice President

EXHIBIT A
[Existing Defaults]

        1.     the Event of Default arising as a result of the failure of Borrower to comply with Section 4(b)(ii) of the Tenth Amendment to Loan and Security Agreement, dated as of July 25, 2008, by and among Agent, Lenders, Borrower and Parent.

        2.     the Event of Default arising as a result of the failure of Borrower to comply with Section 4(c) of the Tenth Amendment to Loan and Security Agreement, dated as of July 25, 2008, by and among Agent, Lenders, Borrowers and Parent.

        3.     the Texas State Tax Lien Default.

EXHIBIT B
to
Eleventh Amendment
[See attached]

QuickLinks

  Exhibit 10.113